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                                                                ANALYST CONTACT:
CNA SURETY CORPORATION                                             John Heneghan
CNA Plaza                                                           312-822-1908
Chicago  IL  60685                                         john.heneghan@cna.com

                                                                  MEDIA CONTACT:
                                                                   Doreen Lubeck
                                                                    773-583-4331



          CNA Surety Announces Election of Thomas F. Taylor as Chairman

CHICAGO, June 17, 1999 -- CNA Surety Corporation (NYSE:SUR) today announced the election of Thomas F. Taylor as a director and chairman of the board of directors, effective immediately. Mr. Taylor was recently appointed CNA's executive vice president, property/liability, and head of the company's recently formed Underwriting Policy Group.

         Taylor joined CNA in 1992. Since February 1998, he served as president and chief operating officer of CNA's Specialty Operations, responsible for the operations of four major CNA businesses. Prior to joining CNA, he held various positions in actuarial, claims, underwriting and reinsurance management with Chubb, AIG and USAA. Taylor received a bachelor's degree in economics from Texas A&M University.

         Mr. Taylor succeeds Robert T. Van Gieson, who has resigned as chairman and director of CNA Surety and from his position at CNA to pursue other opportunities.

         CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies.

         CNA is a registered service mark, trade name and domain name of CNA Financial Corporation (NYSE:CNA).








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